Exhibit 99.1

International Stem Cell Corporation Announces Positive R&D and Business Results for First Quarter 2014

CARLSBAD, Calif. - (Marketwired) - 05/13/14, International Stem Cell Corporation (OTCQB: ISCO, www.internationalstemcell.com) (“ISCO” or “the Company”), a California-based biotechnology company developing novel stem cell based therapies and biomedical products today provided a business update and announced financial results and for the three months ended March 31, 2014.

“Obtaining clarity from the FDA on our Parkinson’s Disease program allows us to substantially lower the risk of unforeseen regulatory issues which could delay the program. By building the FDA’s feedback into our plans, we will be able to prepare a stronger IND submission with an increased chance of a positive review,” said Dr. Andrey Semechkin, the Company’s CEO and Co-Chairman.

“On the commercial side, on a year over year basis, top-line revenues have grown for seven consecutive quarters, confirming that our subsidiaries are executing on their business plans and are on the right track. Looking forward to the rest of 2014, we see no reason why this growth should not continue; although we expect our cash burn to increase compared with last year as we push to complete our pre-clinical work and IND submission,” concluded Dr. Semechkin.

Q1 2014 Highlights:

•	Held a pre-IND meeting with the U.S. Food and Drug Administration (FDA) clarifying the path to IND approval for ISCO’s novel neural stem cell treatment for Parkinson’s Disease (PD).

•	Announced positive three month data from the ongoing IND-enabling pharmacology/toxicology primate study demonstrating that a majority of the animals exhibit significant improvement in parkinsonism, including a return of many normal behaviors.

•	Revenues were up 28% year-over-year to $1.65 million for the three months ended March 31, 2014. Lifeline Cell Technologies (LCT) revenues were up 33% to $846,000. Lifeline Skin Care (LSC) revenues were up 24% to $803,000. Gross margin was 73.0% compared with 74.0% for the three months ended March 31, 2013.

Three Months Ended March 31, 2014

Revenue for the three months ended March 31, 2014, totaled $1.65 million, compared to $1.29 million for the three months ended March 31, 2013. LCT contributed $846,000 or 51% of total revenue for the three months ended March 31, 2014, compared to $635,000 or 49% for the three months ended March 31, 2013. LSC’s revenue of $803,000 for the three months ended March 31, 2014 accounted for 49% of total revenue, compared to $650,000 or 51% of total revenue for the three months ended March 31, 2013. Cost of sales for the three months ended March 31, 2014 was $439,000 or 27% of revenue, compared to $334,000 or 26% of revenue for the three months ended March 31, 2013.

Research and development expenses were $958,000 for the three months ended March 31, 2014, compared to $721,000 for the same period in 2013. The increase of $237,000 or 33% is primarily due to increased stem cell line research and testing expenses.

Selling and marketing expenses for the three months ended March 31, 2014 were $669,000, reflecting an increase of $158,000 or 31%, as compared to $511,000 for the three months ended March 31, 2013. The increase in spending was primarily due to increased employee-related spending, consulting expenses, and expenses for marketing materials, samples and printing.

General and administrative expenses for the three months ended March 31, 2014 were $1.65 million, reflecting an increase of $216,000 or 15%, compared to $1.43 million for the same period in 2013. The increase is primarily attributable to an increase in consulting fees for investor relations, as well as increased professional accounting fees and corporate governance costs.

During the first quarter of 2014, we have raised $1.1 million of capital through our equity line with Lincoln Park Capital, LLC.

Conference call details:

Date:	Wednesday, May 14, 2014
Time:	11:00 a.m. Eastern Time
Conference Number (U.S.):	1-877-941-2069
International Dial-In:	1-480-629-9713
Conference ID:	4682485
Webcast:	http://public.viavid.com/confirmation/confirmwebcast.php?id=o5aroJyX

Please dial in at least 10 minutes before the call to ensure timely participation.

A playback of the call will be available from 05/14/14 at 5:00 pm ET until 05/28/14 at 11:59 pm ET. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally. Please use the replay pin number 4682485.

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com). More information is available at www.internationalstemcell.com or follow us on Twitter @intlstemcell.

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Forward-looking Statements

Statements pertaining to anticipated developments, the potential benefits of research programs and products, and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

Contacts:

International Stem Cell Corporation

Dr. Simon Craw, Executive Vice President

Phone: 760-940-6383

Email: ir@intlstemcell.com

Mr. Jay Novak, Chief Financial Officer

Phone: 760-940-6383

Email: jnovak@intlstemcell.com

International Stem Cell Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2014	December 31, 2013

Assets
Cash and cash equivalents	$991	$2,243
Accounts receivable, net of allowance for doubtful accounts of $19 at March 31, 2014 and December 31, 2013	501	306
Inventory, net	1,357	1,369
Prepaid expenses and other current assets	636	658
Restricted cash	50	50

Total current assets	3,535	4,626
Property and equipment, net	742	830
Intangible assets, net	2,342	2,250
Deposits and other assets	33	33

Total assets	$6,652	$7,739

Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Accounts payable	$518	$532
Accrued liabilities	952	1,290
Deferred revenue	—	3
Related party payable	26	21
Advances	250	250
Fair value of warrant liability	4,302	4,925

Total current liabilities	6,048	7,021

Convertible Redeemable Series G Preferred stock, $0.001 par value, 5,000,000 shares authorized, issued and outstanding at March 31, 2014 and December 31, 2013, liquidation preference of $5,000 at March 31, 2014 and December 31, 2013	4,941	4,941

Commitments and contingencies

Stockholders’ Deficit
Series D Preferred stock, $0.001 par value, 50 shares authorized, 43 issued and outstanding at March 31, 2014 and December 31, 2013, with liquidation preference of $4,320 at March 31, 2014 and December 31, 2013	—	—
Series B Preferred stock, $0.001 par value, 5,000,000 shares authorized, 300,000 issued and outstanding at March 31, 2014 and December 31, 2013, with liquidation preferences of $408 and $403 at March 31, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized, 156,904,553 and 151,175,053 issued and outstanding at March 31, 2014 and December 31, 2013, respectively	157	151
Additional paid-in capital	79,212	77,897
Accumulated deficit	(83,706)	(82,271)

Total stockholders’ deficit	(4,337)	(4,223)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$6,652	$7,739

International Stem Cell Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues
Product sales	$1,649	$1,285

Total revenue	1,649	1,285

Expenses
Cost of sales	439	334
Research and development	958	721
Selling and marketing	669	511
General and administrative	1,648	1,432

Total expenses	3,714	2,998

Loss from operating activities	(2,065)	(1,713)

Other income (expense)
Change in fair value of warrant liability	623	—
Miscellaneous expense	—	(2)
Interest expense	(1)	(1)
Sublease income	8	4

Total other income (expense), net	630	1

Loss before income taxes	(1,435)	(1,712)
Provision for income taxes	—	—

Net loss	$(1,435)	$(1,712)

Net loss applicable to common stockholders	$(1,435)	$(1,712)

Net loss per common share-basic and diluted	$(0.01)	$(0.02)

Weighted average shares-basic and diluted	153,488	103,566